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                                      EXHIBIT 21














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                  SUBSIDIARIES OF MIAMI COMPUTER SUPPLY CORPORATION

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
          SUBSIDIARY                            JURISDICTION OF INCORPORATION
 ---------------------------------------        -----------------------------
 Diversified Data Products, Inc.                      Michigan, U.S.A.
 Diversified Data Products (U.K.) Limited             Leeds, England
 Compass Export Marketing (Overseas) Limited          British Virgin Islands
 Force 4 D.P. Supplies, Inc.                          Oregon, U.S.A
 NTI Data Products, Inc.                              New Hampshire, U.S.A.
 TBS Printware, Inc.                                  California, U.S.A.
 Britco, Inc.                                         Texas, U.S.A.
 Minnesota Western, Inc.                              California, U.S.A.
 Computer Showcase, Inc.                              Georgia, U.S.A.